As filed with the Securities and Exchange Commission on June 11, 1998
                                    Registration No. 333-. . . . . . . .

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                                 FORM S-3
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                         VALERO ENERGY CORPORATION
          (Exact name of registrant as specified in its charter)
                   Delaware                           74-1828067
        (State or other jurisdiction of            (I.R.S. Employer
        incorporation or organization)           Identification No.)

                                                JAY D. BROWNING, ESQ.
                                                      Secretary
               7990 I.H. 10 West                  7990 I.H. 10 West
        San Antonio, Texas  78230-4715     San Antonio, Texas  78230-4715
                (210) 370-2000                     (210) 370-2000
(Address, including zip code and telephone number,(Name, address, including zip code and telephone including area code, of registrant's principal executive office)
             number, including area code, of agent for service)
                                Copy to:
                          R. JOEL SWANSON, ESQ.
                              Baker & Botts
                              910 Louisiana
                             One Shell Plaza
                       Houston, Texas  77002-4995
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration
Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please
check the following box.              /   /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the
following box.                      / X /
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.            /   /
     If this Form is a post-effective amendment filed pursuant to
Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective
registration statement for the same offering. /   /
     If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.    /   /

                       CALCULATION OF REGISTRATION FEE

                                                                                        Proposed
                                                                    Proposed            maximum
                                                                    maximum             aggregate          Amount of
Title of each class                             Amount to be        offering price      offering           registration
of securities to be registered <F1>             registered <F1>     per unit <F2><F3>   price <F2> <F3>    fee
Debt Securities
Common Stock, par value $.01 per share
Preferred Stock, par value $.01 per share
Depositary Shares representing Preferred Stock

     Total                                      $600,000,000        100%                $600,000,000       $177,000

<F1>
(1) Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. The securities hereunder also include such indeterminate number of shares of Common Stock and Preferred Stock that may be issued upon conversion of convertible debt securities or convertible preferred stock.
<F2>
(2) The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the offering price of all securities registered hereunder.
<F3>
(3)     Estimated solely for purposes of calculating the registration fee.
        In no event will the aggregate maximum offering price of all securities issued under this Registration Statement exceed $600,000,000, or if any Debt Securities are issued with original issue discount, such greater amount as shall result in proceeds of $600,000,000 to the Registrant.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                SUBJECT TO COMPLETION, DATED JUNE 11, 1998


                               $600,000,000
                    VALERO ENERGY CORPORATION

                         Debt Securities
                           Common Stock
                         Preferred Stock
                        Depositary Shares


     Valero Energy Corporation (the "Company") may offer and issue from time to time up to $600,000,000 aggregate principal amount of its securities consisting of (i) one or more series of debentures, notes or other unsecured evidences of indebtedness (the "Debt Securities"), (ii) shares of its Common Stock, par value $.01 per share ("Common Stock"), (iii) shares of its Preferred Stock, par value $.01 per share ("Preferred Stock") and (iv) shares of Preferred Stock represented by depositary shares (the "Depositary Shares"). The Debt Securities, Common Stock, Preferred Stock and Depositary Shares (collectively, the "Securities") may be offered, separately or together, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any initial public offering price, (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price,
(iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each Depositary Share and (iv) in the case of Debt Securities, the specific title, series, aggregate principal amount, maturity, rate (or manner of calculation thereof) and time of payment of interest, form (which may be registered or bearer or certificated or global), authorized denominations, terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price.

     See "Risk Factors" on page 4 for a discussion of Certain Factors that should be considered in connection with an investment in the securities offered hereby.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, Securities covered by such Prospectus Supplement.

     The Company's Common Stock is listed on the New York Stock Exchange under the symbol "VLO." Any Common Stock offered will be listed, subject to notice of issuance, on such exchange.

     The Company may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through dealers or agents. The Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of Securities, the amounts, if any, to be purchased by underwriters, the compensation, if any, of such underwriters, dealers or agents and the net proceeds to the Company from the sale of such Securities less attributable issuance expense. See "Plan of Distribution."

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
       OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A
                       CRIMINAL OFFENSE.

       The date of this Prospectus is ______________, 1998

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the "Commission"). These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER OR UNDER THE PROSPECTUS SUPPLEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT OR IN THE AFFAIRS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES SINCE THE RESPECTIVE DATES OF THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT.

                      AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the public reference facilities maintained by the Commission at the New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048 and the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxies and information statements and other information regarding registrants (including the Company) that file electronically. In addition, documents filed by the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which exchange the Common Stock of the Company is listed.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, as permitted by the Commission's rules and regulations. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus its Annual Report on Form 10-K for the year ended December 31, 1997, its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, its Proxy Statement dated March 20, 1998 for the 1998 Annual Meeting of Stockholders and its Registration Statement on Form 8-A dated July 9, 1997, as amended by Form 8-A dated July 17, 1997.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Prospectus Supplement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Prospectus Supplement.

     Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than the exhibits expressly incorporated by reference into the information that this Prospectus incorporates). Written requests should be directed to: Investor Relations, Valero Energy Corporation, P.O. Box 500, San Antonio, Texas 78292-0500 (telephone 210-370-2139).

                    FORWARD-LOOKING STATEMENTS

     Statements in this Prospectus and any Prospectus Supplement (including the documents incorporated by reference) concerning the Company which are (a) projections of revenues, earnings, earnings per share, capital expenditures or other financial items, (b) statements of plans and objectives for future operations, including acquisitions, (c) statements of future economic performance, or (d) statements of assumptions or estimates underlying or supporting the foregoing are "forward-looking statements" (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) that involve various risks and uncertainties. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect the Company's current judgment regarding the direction of its business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions, or other future performance suggested herein. Some important factors (but not necessarily all factors) that could affect the Company's sales volumes, growth strategies, future profitability and operating results, or that otherwise could cause actual results to differ materially from those expressed in any forward-looking statement include the following: renewal or satisfactory replacement of the Company's feedstock arrangements as well as market, political or other forces generally affecting the pricing and availability of refinery feedstocks and refined products; accidents or other unscheduled shutdowns affecting the Company's, its suppliers' or its customers' pipelines, plants, machinery or equipment; excess industry capacity; competition from products and services offered by other energy enterprises; changes in the cost or availability of third- party vessels, pipelines and other means of transporting feedstocks and products; ability to implement planned capital projects and realize the various assumptions and benefits projected for such projects; state and federal environmental, economic, safety and other policies and regulations, any changes therein, and any legal or regulatory delays or other factors beyond the Company's control; weather conditions affecting the Company's operations or the areas in which the Company's products are marketed; rulings, judgments, or settlements in litigation or other legal matters, including unexpected environmental remediation costs in excess of any reserves; the introduction or enactment of federal or state legislation; and changes in the credit ratings assigned to the Company's debt securities and trade credit. Certain of these risk factors are more fully discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the quarter ended March 31, 1998. The Company undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                           THE COMPANY

     The Company is one of the five largest independent petroleum refiners and marketers in the U.S. and is the largest on the Gulf Coast. The Company, through its subsidiaries, owns and operates four petroleum refineries, three in Texas at Corpus Christi, Texas City, and Houston, and one in Louisiana at Krotz Springs, with a combined throughput capacity of approximately 565,000 barrels per day. The Company, through its subsidiaries, also markets refined products in 31 states and selected export markets.

     The Company was incorporated in Delaware in 1981 under the name Valero Refining and Marketing Company. Prior to July 31, 1997, the Company was a wholly owned subsidiary of Valero Energy Corporation ("Old Valero"). On July 31, 1997, pursuant to an agreement and plan of distribution between Old Valero and the Company, Old Valero spun off the Company to Old Valero's stockholders by distributing all of the Company's common stock on a share for share basis to holders of record of Old Valero common stock at the close of business on such date. Immediately after such distribution, Old Valero merged its natural gas related services business with a wholly owned subsidiary of PG&E Corporation (the completion of such distribution and merger is collectively referred to as the "Restructuring"). In connection with the Restructuring, the Company's name was changed from Valero Refining and Marketing Company to Valero Energy Corporation and the Company's stock was registered with the Commission and listed for trading on the New York Stock Exchange.

     The Company has its principal executive offices at 7990 I.H. 10 West, San Antonio, Texas, 78230 and its telephone number is (210) 370-2000.

                       RECENT DEVELOPMENTS

     On May 21, 1998, the Company and Mobil Oil Corporation ("Mobil") signed an exclusive letter of intent for the proposed purchase by the Company of Mobil's 155,000 barrels-per-day ("BPD") refinery in Paulsboro, New Jersey ("Paulsboro Refinery"), for $228 million plus an estimated $108 million for inventories and other working capital items. The Company anticipates financing the acquisition with cash provided from the Company's existing bank credit facilities. The acquisition is expected to close by August 1, 1998, subject to satisfactory completion of the due diligence review, execution of definitive agreements and satisfaction of legal and regulatory requirements.

     After acquiring the Paulsboro Refinery, the Company will own and operate five refineries in the Gulf Coast and Northeast regions of the country with total throughput capacity of more than 700,000 BPD, making the Company the second largest independent refining company in the United States.

                         USE OF PROCEEDS

     The Securities may be offered by the Company from time to time when the Company determines that market conditions are favorable. Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be added to the Company's funds and used for general corporate purposes, including the repayment of existing indebtedness, financing of capital projects, additions to working capital and funding acquisitions of properties in related businesses. The Company expects that it will raise additional funds from time to time, as needed, through equity or debt financings, including borrowings under bank credit agreements.

                RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

------------------    -----------------------------------------
Three Months Ended
March 31,                       Years Ended December 31,
------------------    -----------------------------------------
1998                  1997     1996     1995     1994     1993
(a)                   4.08x    1.74x    2.61x    1.69x    1.50x

     (a) For the three months ended March 31, 1998, earnings were insufficient to cover fixed charges by $8.2 million. Such deficiency was due primarily to a $37.7 million pre-tax charge to earnings to write down the carrying amount of the Company's refinery inventories to market value. Excluding the effect of the inventory write-down, the ratio of earnings to fixed charges would have been 3.61x.

     For the purposes of computing the above ratio, earnings consist of consolidated income from continuing operations before income taxes and fixed charges (excluding capitalized interest), with certain other adjustments. Fixed charges consist of total interest, whether expensed or capitalized, amortization of debt expense and premiums or discounts related to outstanding indebtedness, and one-third (the proportion deemed representative of the interest factor) of rental expense.

     The Company paid no dividends on preferred stock with respect to its continuing operations during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

                           RISK FACTORS

     The Securities to be offered hereby may involve a high degree of risk. Such risks will be set forth in the Prospectus Supplement relating to such Security. In addition, certain risk factors, if any, relating to the Company's business will be set forth in a Prospectus Supplement.

                DESCRIPTION OF THE DEBT SECURITIES

     The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Securities") and the extent, if any, to which such general provisions may apply to the Offered Securities will be described in the Prospectus Supplement relating to such Offered Securities. The Offered Securities may contain any terms and provisions not inconsistent with the Indenture (hereinafter defined).

     The Debt Securities are to be issued in one or more series (each such series a "Series") under an Indenture dated as of December 12, 1997, to be supplemented by one or more supplemental indentures (the "Indenture"), between the Company and The Bank of New York, a New York banking corporation, as Trustee (the "Trustee"). Section references in parentheses below are to sections in the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The following statements are summaries of certain provisions contained in the Indenture. The
Indenture is included as an exhibit to the Registration Statement.

General

     The Indenture does not limit the amount of Debt Securities which can be issued thereunder and provides that debt securities of any Series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The Indenture does not limit the amount of other indebtedness or securities which may be issued by the Company. All Debt Securities will be unsecured and will not rank below any other unsecured indebtedness of the Company. The Trustee will authenticate and deliver Debt Securities executed and delivered to it by the Company as set forth in the Indenture.

     Reference is made to the Prospectus Supplement for the following and other possible terms of each Series of the Offered Securities in respect of which this Prospectus is being delivered: (i) the title of the Offered Securities; (ii) any limit upon the aggregate principal amount of the Offered Securities; (iii) if other than 100% of the principal amount, the percentage of their principal amount at which the Offered Securities will be offered;
(iv) the date or dates on which the principal of the Offered Securities will be payable (or method of determination thereof); (v) the rate or rates (or method of determination thereof) at which the Offered Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which such interest will be payable, and the record dates for the determination of the holders to whom interest is payable; (vi) if other than as set forth herein, the place or places where the principal of and interest, if any, on the Offered Securities will be payable; (vii) the price or prices at which, the period or periods within which and the terms and conditions upon which Offered Securities may be redeemed, in whole or in part, at the option of the Company; (viii) the obligation, if any, of the Company to redeem, repurchase or repay Offered Securities, whether pursuant to any sinking fund or analogous provisions or pursuant to other provisions set forth therein or at the option of a holder thereof; (ix) the events of default or covenants relating to the Offered Securities, to the extent different from or in addition to those described herein; (x) whether the Offered Securities will be issued in certificated and/or book-entry form; (xi) whether the Offered Securities will be in registered or bearer form and the denominations thereof;
(xii) if applicable, the terms of any right to convert Debt Securities into shares of Common Stock of the Company or other securities or property; and
(xiii) any other terms or conditions not inconsistent with the provisions of the Indenture.

     Unless otherwise provided in the Prospectus Supplement relating to any Offered Securities, principal and interest, if any, will be payable, and the Debt Securities will be transferable and exchangeable, at the office or offices or agency maintained by the Company for such purposes, provided that payment of interest on the Debt Securities will be paid at such place of payment by check mailed to the persons entitled thereto at the addresses of such persons appearing on the Security Register. Interest on the Debt Securities will be payable on any interest payment date to the persons in whose name the Debt Securities are registered at the close of business on the record date with respect to such interest payment date.

     Unless otherwise set forth in the Prospectus Supplement, Debt Securities may be issued only in fully registered form, without coupons, in minimum denominations of $1,000 and any integral multiple thereof. Debt Securities may be exchanged for an equal aggregate principal amount of Debt Securities of the same Series and date of maturity in such authorized denominations as may be requested upon surrender of the Debt Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305).

     Debt Securities will bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate, will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the applicable Prospectus Supplement.

     The Indenture requires the annual filing by the Company with the Trustee of a certificate as to compliance with all conditions and covenants contained in the Indenture. (Section 1005).

     The Company will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of the Company to purchase Offered Securities at the option of the holders thereof. Any such obligations applicable to a Series of Debt Securities will be described in the Prospectus Supplement relating thereto.

Global Security

     The Company anticipates that upon issuance, each Series of Debt Securities will be represented by a single global security (the "Global Security") which will be deposited with, or on behalf of, a depositary located in the United States (the "Depositary") and will be registered in the name of the Depositary or a nominee of the Depositary. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of the Global Security, the Depositary or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by the Global Security to the accounts of persons that have accounts with such Depositary ("Participants"). Such accounts shall be designated by the underwriters, if any. Ownership of beneficial interests in the Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer or pledge beneficial interests in the Global Security. So long as the Depositary, or its nominee, is the registered owner of the Global Security, the Depositary or the nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by the Global Security for all purposes under the Indenture.

     Payments of principal of (and premium, if any) and interest (if any) on individual Debt Securities represented by the Global Security registered in the name of the Depositary or its nominee and notices required under the Indenture will be made or delivered to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. None of the Company, the Trustee, any paying agent, or the securities registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or to assure that notices are forwarded to beneficial owners.

     The Company expects that the Depositary, upon receipt of any payment of principal, premium or interest in respect of the Global Security, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Security as shown on the records of the Depositary. Payments by Participants to owners of beneficial interests in the Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants. However, the Company has no control over the practices of the Depositary or the Participants and there can be no assurance that these practices will not change.

     If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 60 days, the Company will issue Debt Securities in definitive registered form in exchange for the Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities in definitive registered form in exchange for the Global Security for such Series. Further, if the Company so specifies with respect to the Debt Securities of a Series, an owner of a beneficial interest in the Global Security may, on terms acceptable to the Company, the Trustee and the Depositary, receive Debt Securities in definitive registered form in exchange for such beneficial interests. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery of Debt Securities in definitive registered form equal in principal amount to such beneficial interest. (Sections 301 and 305).

     Except as provided above, owners of beneficial interests in the Global Security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security for a Series of Debt Securities must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of such securities under the Indenture. The Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in the Global Security desires to give or take any action to which a holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize beneficial owners owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Certain Covenants of the Company

     Certain Definitions. The following terms are defined substantially as follows in Section 101 of the Indenture and are used herein as so defined. For the purposes of the following terms, all items shall be determined in accordance with generally accepted accounting principles, unless otherwise indicated.

     "Consolidated Net Tangible Assets" means the total amount of assets shown on a consolidated balance sheet of the Company and its Subsidiaries, prepared in accordance with generally accepted accounting principles, less (i) all current liabilities (except current maturities of long-term debt and notes payable) and (ii) goodwill and other intangible assets included on such balance sheet.

     "Funded Debt" means any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed which would, in accordance with generally accepted accounting principles, be classified as long-term debt, but in any event including all indebtedness for money borrowed, whether secured or unsecured, maturing more than one year, or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any amount thereof included in current liabilities).

     "Mortgages" means mortgages, liens, pledges, security interests or other encumbrances.

     "Principal Property" means any refinery or refinery-related asset, distribution facility or other real property of the Company or any of its Subsidiaries which has a net book value exceeding 2.5% of Consolidated Net Tangible Assets, but not including (1) any property which in the opinion of the Company is not material to the total business conducted by the Company as an entirety or (2) any portion of a particular property which is similarly found not to be material to the use or operation of such property.

     "Subsidiary" means (i) any corporation of which at the time of determination the Company and/or one or more Subsidiaries owns or controls directly or indirectly more than 50% of the shares of Voting Stock, (ii) any general partnership, joint venture, business trust or similar entity, of which at the time of determination the Company and/or one or more Subsidiaries owns or controls directly or indirectly more than 50% or the outstanding partnership or similar interests and (iii) any limited partnership of which the Company or any of its Subsidiaries is a general partner.

     Limitations on Mortgages. The Company covenants in the Indenture that when any Debt Securities are outstanding it will not, subject to certain exceptions, create or assume any Mortgages upon any of the Company's receivables or other assets or any asset, stock or indebtedness of any Subsidiary unless such Debt Securities are secured equally and ratably with (or prior to) such indebtedness for as long as such indebtedness is so secured. Such exceptions to this covenant include (but are not limited to) the following: (a) subject to certain limitations, any Mortgage created to secure all or part of the purchase price of any property or to secure a loan made to finance the acquisition of the property described in such Mortgage;
(b) subject to certain limitations, any Mortgage existing on any property at the time of the acquisition thereof (whether acquired directly or indirectly through the purchase of the entity that owns the asset) or created not later than 12 months thereafter, or Mortgages created in connection with the construction or repair of any of the Company's property or created within 12 months thereafter; (c) any mechanic's or materialmen's lien or any lien related to workmen's compensation or other insurance, and lease deposits and other deposits arising in the ordinary course of business; (d) any Mortgage arising by reason of deposits with or the giving of any form of security to any governmental agency (including for taxes and other governmental charges);
(e) any judgment lien the execution of which has been stayed or which has been adequately appealed and secured; (f) any Mortgage incidental to the conduct of the Company's business which was not incurred in connection with the borrowing of money or the obtaining of advances or credit and which does not materially interfere with the conduct of the Company's business; (g) any intercompany Mortgage; (h) any Mortgage created to secure indebtedness and letter of credit reimbursement obligations incurred in connection with the extension of working capital financing; (i) any Mortgage existing on the date of the Indenture; (j) subject to an aggregate limit of $60 million, any Mortgage on cash, cash equivalents, options or futures positions and other account holdings securing derivative obligations or otherwise incurred in connection with margin accounts with brokerage or commodities firms; and (k) subject to an aggregate limit of 10% of the Company's Consolidated Net Tangible Assets, any Mortgages not otherwise permitted by any of the other exceptions set forth in the Indenture. (Section 1101).

     Limitations on Sale and Leaseback Transactions. The Indenture provides that neither the Company nor any Subsidiary may enter into any sale/leaseback transactions with regard to any Principal Property, providing for the leasing back to the Company or a Subsidiary by a third party for a period of more than three years of any asset which has been or is to be sold or transferred by the Company or such Subsidiary to such third party or to any other person. Transactions of this nature are permitted, however, under the following circumstances: (i) the Company would be entitled, pursuant to the "Limitations on Mortgages" covenant described above, to incur indebtedness secured by a Mortgage on the property to be leased, without equally and ratably securing the Debt Securities then outstanding, (ii) the Company during or immediately after the expiration of 120 days after the effective date of such sale/leaseback transaction (whether made by the Company or a Subsidiary) applies to the voluntary retirement of Funded Debt an amount equal to the value of such transaction (as such amount may be reduced pursuant to the terms of the Indenture), or (iii) the Company during or immediately after the expiration of 120 days after the effective date of such sale/leaseback transaction applies an amount equal to the value of the transaction to the purchase of another Principal Property asset. In addition, subject to a limit (on an aggregated basis with indebtedness secured by liens not otherwise permitted by the limitations on mortgages covenant described above) of 10% of the Company's Consolidated Net Tangible Assets, the Indenture permits the Company to enter into sale/leaseback transactions not otherwise permitted by the express provisions of the Indenture. (Section 1102).

     Consolidation, Merger and Certain Sales of Assets. The Indenture does not contain any covenant that restricts the Company's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions; provided (i) that the successor corporation (if not the Company) is a U.S. corporation and it expressly assumes the due and punctual payment of the Debt Securities then outstanding and the due and punctual performance and observance of all of the covenants and conditions of the Indenture, and (ii) there is no event of default immediately following such transaction. (Section 801).

Events of Default

     The following are "Events of Default" under the Indenture with respect to Debt Securities of any series: (i) failure to pay principal of or any premium on any Debt Security of that series when due and payable; (ii) failure to pay any interest on any Debt Security of that series when due and payable, and the continuation of the default for 30 days; (iii) failure to deposit any sinking fund payment or analogous obligation in respect of any Debt Security of that series when due; (iv) failure to perform any other covenant, or breach of any warranty, of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of Debt Securities other than such series), continued for 60 days after written notice is given or received as provided in the Indenture; (v) certain events of bankruptcy, insolvency, or reorganization; (vi) failure to pay at final maturity (after the expiration of any applicable grace periods) or upon the declaration of acceleration of payment of indebtedness for borrowed money of the Company or any Subsidiary in excess of $25 million, if such indebtedness is not discharged, or such acceleration is not annulled, within 10 days after written notice; and (vii) any other Event of Default provided with respect to Debt Securities of that series. If any Event of Default with respect to Debt Securities of any series at any time outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series (or such lesser amounts as may be provided in the Debt Securities of that series) may declare the principal amount of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration or occurrence of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding Debt Securities of that series may, under certain circumstances, rescind and annul the acceleration. (Sections 501 and 502).

     The Indenture provides that, subject to the duty of the Trustee during the continuance of an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless the holders have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. The Company is required to furnish the Trustee annually with a statement of the performance by the Company of certain of its obligations under the Indenture and of any default in such performance.

Modification and Waiver

     The Indenture provides that the Company and the Trustee may enter into supplemental indentures (which conform to the provisions of the Trust Indenture Act of 1939) without the consent of the holders in order to, among other things: (i) secure any Debt Securities; (ii) evidence the assumption by a successor Person of the obligations of the Company; (iii) add further covenants for the protection of the holders or additional events of default;
(iv) cure any ambiguity or correct any inconsistency in the Indenture, so long as such action will not adversely affect the interests of the holders; (v) establish the form or terms of Debt Securities of any series; and (vi) evidence the acceptance of appointment by a successor trustee. (Section 901).

     Modifications of and amendments to the Indenture may also be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification or amendment; provided that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby, (i) change the stated maturity of the principal of or any installment of interest on any Debt Security, (ii) reduce the principal amount of, or any premium or interest on, any Debt Security, (iii) reduce the amount of principal of discounted Debt Securities payable upon acceleration of the stated maturity thereof, (iv) change the currency of payment for any Debt Security, (v) impair the right to institute suit for the enforcement of any payment with respect to any Debt Security, or
(vi) reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902).

     The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series, on behalf of all holders of Debt Securities of that series, may waive any past default under the Indenture with respect to Debt Securities of that series, except a default in the payment of principal, premium or interest, or a covenant or provision that cannot be modified or amended without the consent of the holders of each outstanding Debt Security affected thereby. (Section 512).

Discharge

     The Indenture provides that the Company will be discharged from any and all obligations in respect of any series of Debt Securities, except for certain surviving obligations to register the transfer or exchange of the Debt Securities and any right to receive additional amounts under the Indenture,
(i) if all Debt Securities previously authenticated and delivered under the Indenture have been delivered to the Trustee for cancellation, or (ii) if (a) all such Debt Securities have become due and payable or will become due and payable within one year at Stated Maturity or by redemption, if applicable, and (b) the Company deposits with the Trustee, in trust, money in an amount sufficient to pay the entire indebtedness of such Debt Securities on the dates the payments are due in accordance with the terms of the Debt Securities. To exercise the rights described in (ii) above, the Company is required, among other things, to deliver to the Trustee an opinion of counsel and an officers' certificate to the effect that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with. (Section
401).

Notices

     Notices to holders will be given by mail to the addresses of such holders as they appear in the Security Register.

Governing Law

     The Indenture is, and the Debt Securities will be, governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

     The Bank of New York, a New York banking corporation, is the Trustee under the Indenture, with an address at Bank of New York, Corporate Trust Office, 101 Barclay Street, Floor 21 West, New York, New York 10286. The Bank of New York also serves as trustee in connection with a financing completed in December 1997 by the Company.

     The holders of a majority in principal amount of the outstanding securities issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of securities issued under the Indenture, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture. The Trustee may resign at any time or may be removed by the Company. If the Trustee resigns, is removed or becomes incapable of acting as Trustee or if a vacancy occurs in the office of the Trustee for any cause, a successor Trustee shall be appointed in accordance with the provisions of the Indenture.

     If the Trustee shall have or acquire any "conflicting interest" within the meaning of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the Indenture. The Trust Indenture Act also contains certain limitations on the right of the Trustee, as a creditor of the company, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of such claims, as security or otherwise.

                 DESCRIPTION OF THE COMMON STOCK

     The authorized Common Stock of the Company consists of 150,000,000 shares, par value $.01 per share. At June 1, 1998, there were 56,191,707 shares of Common Stock issued and outstanding. The following description of the Common Stock is subject to the detailed provisions of the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and its By-laws as currently in effect (the "Bylaws"). This description does not purport to be complete or to give full effect to the terms of the provisions of statutory or common law and is subject to, and qualified in its entirety by reference to, the Certificate of Incorporation, the Bylaws, and the Rights Agreement, dated as of July 17, 1997 between the Company and Harris Trust and Savings Bank, as rights agent, all of which are exhibits to the Registration Statement of which this Prospectus is a part.

     After the requirements with respect to preferential dividends upon any outstanding Preferred Stock have been met, the holders of the Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors. For information regarding restrictions on payments of dividends, see the Prospectus Supplement applicable to any issuance of Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote for each share held. At present, the Common Stock trades with the Preferred Share Purchase Rights. See "Description of the Preferred Share Purchase Rights."

     In the event of any liquidation of the Company, after the holders of the Preferred Stock of each series and any other class of stock ranking prior to the Common Stock in respect of distributions of assets on liquidation of the Company shall have been paid in full the amount to which they respectively shall be entitled or a sum sufficient for such payment in full shall have been set apart, the remaining net assets of the Company shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock and any other such class of stock ranking prior to the Common Stock.

     The Certificate of Incorporation of the Company provides that directors are to be elected in three classes of as nearly an equal number as possible for terms of three years. As a result, a person acquiring a majority of the Common Stock may be unable to promptly gain control of the Company's Board of Directors. In general, the Certificate of Incorporation requires the affirmative vote of holders of at least two-thirds of the voting stock of the Company not owned by an "interested stockholder" (the beneficial owner of 15% or more of the Company's outstanding voting stock) prior to certain "Business Combinations" (as defined in the Certificate of Incorporation), unless the Business Combination is approved by the "Continuing Directors" (as defined in the Certificate of Incorporation) or meets certain requirements regarding price and procedure or certain other transactions involving the issuance of the securities of the Company. The foregoing provisions may have certain anti-takeover effects in that a person gaining voting control of the Company may be prevented from or delayed in taking actual control. For purposes of the provision of the Certificate of Incorporation described above, "voting stock" would mean all stock entitled to vote in an election of directors at the time the determination is being made. Accordingly, Preferred Stock does not constitute "voting stock" unless, at the time the determination is being made, such Preferred Stock is entitled to vote for the election of two directors, as described above.

     The Company's Certificate of Incorporation also contains a provision that limits the liability of the Company's directors, as permitted by the Delaware General Corporation Law. The provision eliminates the personal liability of directors to the Company and its stockholders for monetary damages for breaches of their fiduciary duty of care. As a result, stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of his duty of loyalty to the Company or to stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, the declaration or payment of dividends or improper repurchases, or redemptions of the Company's stock in violation of Delaware law or in respect of any transaction from which a director received an improper personal benefit.

     As a Delaware corporation, the Company is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person's becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. For purposes of Section 203, "voting stock" means stock entitled to vote generally in elections for the board of directors.

     The Common Stock has no preemptive, redemption or conversion rights.

     Harris Trust and Savings Bank, Chicago, Illinois, acts as Transfer Agent and Registrar for the Common Stock.

        DESCRIPTION OF THE PREFERRED SHARE PURCHASE RIGHTS

     On July 31, 1997 the Board of Directors of the Company declared a dividend of one Preferred Share Purchase Right (the "Rights") for each outstanding share of Common Stock to the stockholders of record on that date. In addition, the Board determined that each authorized but then unissued share of Common Stock issued on or after such date would also be accompanied by a Right. Except as set forth below, each Right will entitle the registered holder to purchase from the Company one one-hundredth of a share of Junior Participating Preferred Stock, Series I ("Junior Preferred Stock"), at a price of $100 per one one-hundredth of a share, subject to adjustment (the "Purchase Price"). The description and terms of the Rights are set forth in the Company's Rights Agreement, dated as of July 17, 1997 between the Company and Harris Trust and Savings Bank, as rights agent (the "Rights Agreement").

     The Rights Agreement provides that, until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of the Company's Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Company's Board prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Common Stock (the earlier of such dates being called the "Rights Separation Date"), the Rights will be transferred with and only with the Company's Common Stock. As soon as practicable following the Rights Separation Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the Company's Common Stock as of the close of business on the Rights Separation Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Rights Separation Date. The Rights will expire on June 30, 2007 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

     The Purchase Price payable, and the number of shares of Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights will be subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of Junior Preferred Stock, (ii) upon the grant to holders of shares of Junior Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Junior Preferred Stock at a price, or securities convertible into shares of Junior Preferred Stock with a conversion price, less than the then current market price of shares of Junior Preferred Stock or (iii) upon the distribution to holders of shares of Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Junior Preferred Stock or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-hundredths of a share of Junior Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Company's Common Stock or a stock dividend on the Company's Common Stock payable in the Company's Common Stock or subdivisions, consolidations or combinations of the Company's Common Stock occurring, in any such case, prior to the Rights Separation Date.

     Shares of Junior Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of the Company's Common Stock. In the event of liquidation, the holders of shares of Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of the Company's Common Stock. Each share of Junior Preferred Stock will have 100 votes, voting together with the Company's Common Stock. Finally, in the event of any merger, consolidation or other transaction in which the Company's Common Stock is exchanged, each share of Junior Preferred Stock will be entitled to receive 100 times the amount received per share of the Company's Common Stock. These rights will be protected by customary antidilution provisions.

     Because of the nature of the Junior Preferred Stock's dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of Junior Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of the Company's Common Stock.

     In the event that after the Rights Separation Date, the Company is acquired in a merger or other business combination transaction, or if 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of Common Stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding Common Stock, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Company's Board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a share of Junior Preferred Stock (or of a share of a class or series of Preferred Stock having equivalent rights, preferreds and privileges), per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Junior Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Junior Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of shares of Junior Preferred Stock on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Common Stock, the Company's Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Company's Board, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Company's Board without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of
 .001% and the largest percentage of the outstanding Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Company's Board since the Rights may be redeemed by the Company at the redemption price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the Common Stock.

     The foregoing summary of certain terms of the Rights is qualified in its entirety by reference to the Rights Agreement, a form of which was filed as an exhibit to the Company's Registration Statement on Form S-8 (File No. 333-31709, July 21, 1997).

                DESCRIPTION OF THE PREFERRED STOCK

General

     The Company is authorized to issue 20,000,000 shares of Preferred Stock, par value $.01 per share, of which no Preferred Stock was outstanding at the date hereof. Subject to the limitations prescribed by the Certificate of Incorporation, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors.

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of a particular series of Preferred Stock will be described in the Prospectus Supplement relating to that series. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Certificate of Incorporation and Bylaws and any applicable certificate of designations supplementary to the Certificate of Incorporation designating terms of a series of Preferred Stock which will be filed with the Commission in connection with the offering of such series of Preferred Stock.

     The issuance of Preferred Stock could adversely affect the voting power, dividend rights and other rights of holders of Common Stock. Issuance of Preferred Stock also could, depending on the terms of such issue, either impede, delay, prevent or facilitate a merger, tender offer or change in control of the Company. Although the Board of Directors is required to make a determination as to the best interests of the stockholders of the Company when issuing Preferred Stock, the Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in the best interests of the Company or in which stockholders might receive a premium for their shares over the then prevailing market price. Management believes that the availability of Preferred Stock will provide the Company with increased flexibility in structuring possible further financing and acquisitions and in meeting other needs that might arise.

Terms

     The Preferred Stock offered hereby will be issued in one or more series. The Preferred Stock will, when issued, be fully paid and nonassessable by the Company and will have no preemptive rights.

     Reference is made to the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including: (i) the title and stated value of such Preferred Stock; (ii) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock; (iii) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock; (iv) the date from which dividends on such Preferred Stock shall accumulate, if applicable; (v) the procedures for any auction and remarketing, if any, for such Preferred Stock; (vi) the provision for a sinking fund, if any, for such Preferred Stock; (vii) the provision for redemption, if applicable, of such Preferred Stock; (viii) any listing of such Preferred Stock on any securities exchange; (ix) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof); (x) whether interests in such Preferred Stock will be represented by Depositary Shares; (xi) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock; (xii) a discussion of federal income tax considerations applicable to such Preferred Stock; (xiii) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company; and (xiv) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

Rank

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

Dividends

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Different series of the Preferred Stock may be entitled to dividends at different rates or based upon different methods of determination. Such rates may be variable or fixed or both. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company. Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement.

     If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current divided period, no dividends (other than in shares of Common Stock or other capital shares ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

Redemption

     The terms, if any, on which shares of a series of Preferred Stock may be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, will be set forth in the Prospectus Supplement applicable to such series.

Rights Upon Liquidation

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, then, before any distribution or payment shall be made to the holders of Common Stock or any other class or series of capital shares of the Company ranking junior to such series of Preferred Stock, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to accrued and unpaid dividends for the then current dividend period and, if such series of Preferred Stock is cumulative, for all dividend periods prior thereto, all as set forth in the Prospectus Supplement with respect to such shares.

Voting Rights

     Holders of the Preferred Stock will not be entitled to vote, except as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

Conversion Rights

     The terms and conditions, if any, upon which any series of Preferred Stock is convertible into shares of Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

Stockholder Liability

     Applicable Delaware law provides that no stockholder, including holders of Preferred Stock, shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be the only recourse for such acts or obligations.

Registrar and Transfer Agent

     The registrar and transfer agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

               DESCRIPTION OF THE DEPOSITARY SHARES

General

     The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by the Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights). The Company anticipates that the following provisions will apply to any Deposit Agreements which may be entered into by the Company.

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to the Preferred Stock Depositary, the Company will cause the Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Upon completion, copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request.

Dividends and Other Distributions

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless the Preferred Stock Depositary determines that is it not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

Withdrawal of Stock

     Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption), the holders thereof will be entitled to delivery at such office, to or upon such holders' order, of the number of whole or fractional shares of the Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

Redemption of Depositary Shares

     Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company.

     From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Stock Depositary.

Voting of the Preferred Stock

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or wilful misconduct of the Preferred Stock Depositary.

Liquidation Preference

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

Conversion

     The Depositary Shares, as such, are not convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of capital stock, and the Company, upon receipt of such instructions and any amounts payable in respect thereof, would cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts would be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock would be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount would be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

     The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that would materially and adversely alter the rights of the holders of Depositary Receipts or be materially and adversely inconsistent with the rights granted to holders of the related Preferred Stock will not be effective unless such amendment is approved by the holders of at least two-thirds of the Depositary Shares evidenced by the Depositary Receipts then outstanding. No amendment will impair the right, subject to certain exceptions in the Deposit Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

     The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depositary if a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon the Preferred Stock Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by the Preferred Stock Depositary with respect to such Depositary Receipt. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or
(iii) each share of the related Preferred Stock shall have been converted into capital stock of the Company not so represented by Depositary Shares.

Charges of Preferred Stock Depositary

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement.

     However, holders of Depositary Receipts will pay certain other transfer and other taxes and governmental charges as well as the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

Resignation and Removal of Depositary

     The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

     The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event the Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                       PLAN OF DISTRIBUTION

     The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as their agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, are set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act.
Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as their agents to solicit offers by certain institutions to purchase Securities from them at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

     The Securities (other than Common Stock) will be a new issue of securities with no established trading market. If so indicated in the applicable Prospectus Supplement, any underwriters or agents to or through whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters and agents will not be obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Securities, other than Common Stock.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

                          LEGAL OPINIONS

     The validity of the Securities will be passed upon for the Company by Mr. Gregory C. King, Esq., Vice President and General Counsel of the Company. Mr. King is an employee of the Company and at June 1, 1998, beneficially owned 13,586 shares of the Company's Common Stock (including shares held under employee benefit plans) and held options under employee stock option plans of the Company to purchase an additional 62,101 shares of the Company's Common Stock. None of such shares or options were granted in connection with the offering of the Securities. Certain legal matters in connection with the Securities may be passed upon for underwriters, dealers or agents by Baker & Botts, Houston, Texas.

                             EXPERTS

     The audited consolidated financial statements of the Company contained in the Company's Annual Report on Form 10-K incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The reports of independent public accountants relating to the audited consolidated financial statements of the Company in any documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering will, to the extent covered by consents thereto filed with the Commission, be incorporated by reference in reliance upon the authority of such independent public accountants as experts in accounting and auditing.


                             PART II
              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth all expenses payable by the Company in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except the registration fee.

     SEC Registration Fee . . . . . . . . . . .          $177,000
     Printing and Engraving Expenses. . . . . .            15,000
     Legal Fees and Expenses. . . . . . . . . .            40,000
     Accounting Fees and Expenses . . . . . . .            30,000
     Fees and Expenses of Trustee and Counsel .            10,000
     Miscellaneous. . . . . . . . . . . . . . .            10,000
       Total. . . . . . . . . . . . . . . . . .          $282,000

Item 15.  Indemnification of Directors and Officers.

     The Company's Certificate of Incorporation contains a provision that eliminates the personal liability of a director to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director to the extent currently allowed under the Delaware General Corporation Law. Except as provided below, if a director were to breach such duty in performing his duties as a director, neither the Company nor its stockholders could recover monetary damages from the director, and the only course of action available to the Company's stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duty. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the Board of Directors' action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the stockholders and the Company would have no effective remedy against the directors. Under the Company's Certificate of Incorporation, liability for monetary damages remains for (i) any breach of the duty of loyalty to the Company or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase or redemption of the Company's stock under
Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

     Under Article V of the Certificate of Incorporation and Article VIII of the Company's Bylaws as currently in effect and an indemnification agreement with the Company's officers and directors (the "Indemnification Agreement"), each person who is or was a director or officer of the Company or a subsidiary of the Company, or who serves or served any other enterprise or organization at the request of the Company or a subsidiary of the Company, shall be indemnified by the Company to the full extent permitted by the Delaware General Corporation Law.

     Under such law, to the extent that such person is successful on the merits or otherwise in defense of a suit or proceeding brought against him by reason of the fact that he is or was a director or officer of the Company, or serves or served any other enterprise or organization at the request of the Company, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.

     Under such law, the Company generally has the power to indemnify its present and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Company, however, indemnification is generally limited to attorney's fees and other expenses and such indemnification is not available if such person is adjudged to be liable to the Company unless the court determines that indemnification is appropriate.

     The Indemnification Agreement provides directors and officers with specific contractual assurance that indemnification and advancement of expenses will be available to them regardless of any amendments to or revocation of the indemnification provisions of the Company's Bylaws. The Indemnification Agreement provides for indemnification of directors and officers against both stockholder derivative claims and third-party claims. Sections 145(a) and 145(b) of the Delaware General Corporation Law, which grant corporations the power to indemnify directors and officers, specifically authorize lesser indemnification in connection with derivative claims than in connection with third-party claims. The distinction is that Section 145(a), concerning third-party claims, authorizes expenses and judgments and amounts paid in settlement (as is provided in the Indemnification Agreement), while
Section 145(b), concerning derivative suits, generally authorizes only indemnification of expenses. However, Section 145(f) expressly provides that the indemnification and advancement of expenses provided by or granted pursuant to the subsections of Section 145 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement. No Delaware case directly answers the question whether Delaware's public policy would support this aspect of the Indemnification Agreement under the authority of Section 145(f), or would cause its invalidation because it does not conform to the distinctions contained in Sections 145(a) and 145(b).

     Delaware corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Company currently has in effect a directors' and officers' liability insurance policy.

Item 16.  Exhibits.

**1.1  Form of Underwriting Agreement (Debt Securities).
**1.2  Form of Underwriting Agreement (Common Stock).
**1.3  Form of Underwriting Agreement (Preferred Stock).
  3.1 Amended and Restated Certificate of Incorporation of Valero Energy Corporation (formerly known as Valero Refining and Marketing Company)--incorporated by reference from Exhibit 3.1 to the
       Company's Registration Statement on Form S-1 (File No. 333-27013, filed May 13, 1997).
  3.2 By-Laws of Valero Energy Corporation (formerly known as Valero Refining and Marketing Company)--incorporated by reference from
       Exhibit 3.2 to the Company's Registration Statement on Form
       S-1 (File No. 333-27013, filed May 13, 1997).
  3.3  Rights Agreement, dated as of July 17, 1997, between Valero
       Refining and Marketing Company and Harris Trust and Savings Bank,
       as Rights Agent--incorporated by reference from Exhibit 4.1 to the Company's Registration Statement on Form S-8 (Commission File No. 333-31709, filed July 21, 1997).
 *3.4 Indenture, between Valero Energy Corporation and Bank of New York, dated as of December 12, 1997.
**3.5  Terms of Debt Securities and Preferred Stock.
**4.1  Form of Debt Securities and Preferred Stock.
 *5.1  Opinion of Gregory C. King, Esq. with respect to legality of the
       Securities.
*12.1  Computation of ratio of earnings to fixed charges.
*24.1  Consent of Arthur Andersen LLP.
*24.2  Consent of Gregory C. King (contained in Exhibit 5.1).
 25.1 Powers of Attorney (contained on page II-5 of the Registration Statement as originally filed).
*26.1 Form T-1 Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee.
____________________
*    Filed herewith.
**   The Company will file as an exhibit to a Current Report on Form 8-K
     (i) any underwriting agreement relating to Securities offered hereby,
     (ii) the instruments setting forth the terms of any Debt Securities or Preferred Stock, or (iii) any required opinion of counsel to the Company as to certain tax matters relative to Securities offered hereby.

Item 17.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Securities Act, and relating to the securities offered at competitive bidding, as contained in the Registration Statement, together with any supplements thereto, and (2) to file an amendment to the Registration Statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the Registrant after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the Registrant and no reoffering of such securities by the purchasers is proposed to be made.

     (f) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended (the "Act"), in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                            SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on June 11, 1998.

                             VALERO ENERGY CORPORATION
                                   (Registrant)

                             By:   /s/ William E. Greehey
                                          William E. Greehey
                                   Chairman of the Board and
                                   Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William E. Greehey, Gregory C. King, and Jay D. Browning, or any of them, each with power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all subsequent pre- and post-effective amendments and supplements to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature               Title                  Date


                              Director, Chairman
                              of the Board and
                              Chief Executive
                              Officer (Principal
/s/ William E. Greehey        Executive Officer)          June 11, 1998
    William E. Greehey

                              Chief Financial
                              Officer (Principal
                              Financial and
/s/ John D. Gibbons           Accounting Officer)         June 11, 1998
    John D. Gibbons

                              Director
/s/ Edward C. Benninger       and President               June 11, 1998
    Edward C. Benninger


/s/ Ronald K. Calgaard        Director                    June 11, 1998
    Ronald K. Calgaard


/s/ Robert G. Dettmer         Director                    June 11, 1998
    Robert G. Dettmer


/s/ Ruben M. Escobedo         Director                    June 11, 1998
    Ruben M. Escobedo


/s/ James L. Johnson          Director                    June 11, 1998
    James L. Johnson


/s/ Lowell H. Lebermann       Director                    June 11, 1998
    Lowell H. Lebermann


/s/ Susan Kaufman Purcell     Director                    June 11, 1998
    Susan Kaufman Purcell